Calculation of Filing Fee Tables
S-8
Veritone, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	3,000,000	$ 1.21	$ 3,630,000.00	0.0001381	$ 501.31
Total Offering Amounts:						$ 3,630,000.00		$ 501.31
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 501.31
Offering Note
[1]	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock of Veritone, Inc. (the "Registrant") that become issuable under the Registrant's Second Amended and Restated 2023 Equity Incentive Plan (the "2023 Plan") set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant's common stock, as applicable. Proposed maximum offering price per share is estimated in accordance with Rule 457(c) and Rule 457(h) solely for purposes of calculating the registration fee. The offering price per share is based upon $1.21, which is the average of the high and low selling prices of the Registrant's common stock as reported on The Nasdaq Stock Market LLC on July 9, 2026, which date is within five business days prior to the filing of this registration statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources